                                                        Exhibit h(4)

                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

               EACH OF THE PARTIES, INDIVIDUALLY AND NOT JOINTLY,
                    AS INDICATED ON THE SCHEDULES A-1 AND A-2

                                       AND

                      BOSTON FINANCIAL DATA SERVICES, INC.

                                TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
1.  Terms of Appointment and Duties ......................................................       1

2.  Financial Intermediaries and Third Party Administrators for Defined Contribution Plans       4

3.  Fees and Expenses ....................................................................       5

4.  Representations and Warranties of the Transfer Agent .................................       6

5.  Representations and Warranties of the Fund ...........................................       6

6.  Wire Transfer Operating Guidelines ...................................................       7

7.  Data Access and Proprietary Information ..............................................       8

8.  Indemnification ......................................................................      10

9.  Standard of Care .....................................................................      11

10. Year 2000 ............................................................................      11

11. Confidentiality ......................................................................      11

12. Covenants of the Fund and the Transfer Agent .........................................      12

13. Termination of Agreement .............................................................      12

14. Assignment and Third Party Beneficiaries .............................................      13

15. Subcontractors .......................................................................      14

16. Miscellaneous ........................................................................      14

17. Additional Funds .....................................................................      16

18. Limitations of  Liability of Trustees and Shareholders ...............................      17

19. Each Fund a Separate Party to Agreement ..............................................      17

                      TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 1st day of February, 2001, by and between EACH OF THE PARTIES, INDIVIDUALLY AND NOT JOINTLY, AS INDICATED ON THE SCHEDULES A-1 and A-2, having its principal office and place of business at 466 Lexington Avenue, New York, New York 10017 (the "Fund"), and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 1250 Hancock Street, Suite 300N, Quincy, Massachusetts 02169 (the "Transfer Agent").

WHEREAS, one or more of the Funds are authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the attached Schedules A-1 and A-2 may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with
Section 17, being herein referred to as a "Portfolio", and collectively as the "Portfolios");

WHEREAS, the Fund, on behalf of the Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.          Terms of Appointment and Duties

      1.1 Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund on behalf of the Portfolios, as applicable, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for the Fund's authorized and issued shares of its common stock or beneficial interest, as the case may be, ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable, and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

            (a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Articles of Incorporation or Declaration of Trust, as appropriate, of the Fund (the "Custodian");

            (b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

            (c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

            (d) In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly with broker-dealers authorized by the Fund;

            (e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

            (f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

            (g) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

            (h) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Fund, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

            (i) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

            (j) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

      1.2 Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

            (a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent, record-keeper for certain retirement plans where State Street Bank and Trust Company (the "Bank") is custodian and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

            (b) Control Book (also known as "Super Sheet"). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

            (c) "Blue Sky" Reporting. The Fund shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State; and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund or its agent to monitor the total number of Shares sold in each State;

            (d) National Securities Clearing Corporation (the "NSCC"). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund's distributor), in accordance with instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of other NSCC participants which have been established by, or in accordance with, the instructions of authorized persons, as hereinafter defined, on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its participants);
            (iii) provide account and transaction information from the affected Fund's records on DST Systems, Inc. computer system TA2000 ("TA2000 System") in accordance with NSCC's Networking and Fund/SERV rules for those participants; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

            (e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf; and

            (f) OverflowTelephone Support. If the parties elect to have the Transfer Agent provide overflow telephone support to any of the Funds under this Agreement, the parties will agree in writing to the manner and timing of such services and any fees and out-of-pocket expenses related thereto;

            (g) Compliance with Office of Foreign Asset Control ("OFAC") Regulation. Ensure compliance with OFAC laws, regulations, guidance documents, and blocking and notification requirements by adopting adequate compliance policies, procedures and internal controls;

            (h) Comply with applicable money laundering and currency transaction reporting laws, regulations, and government guidance, including suspicious activity reporting and record-keeping requirements and with "money laundering" guidelines as may be agreed upon by the parties; and

            (i) Monitor proposed securities and tax laws and regulations which may affect the Transfer Agent's products and/or services provided hereunder and take reasonable steps to update its products and/or services to accommodate new securities and tax laws and regulations applicable to the Transfer Agent in the time and manner as required by such laws and regulations.

2. Financial Intermediaries and Third Party Administrators for Defined Contribution Plans

      2.1 The Fund may decide to make available to certain of its customers, a qualified plan program (the "Program") pursuant to which the customers ("Employers") may adopt certain plans of deferred compensation ("Plan" or "Plans") for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code") and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended (the "TPA(s)").

      2.2 In accordance with procedures established between the parties, as may be amended by the parties from time to time, the Transfer Agent shall:

            (a) Treat Shareholder accounts established by the Plans in the name of the trustees, Plans or TPA's as the case may be as omnibus accounts;

            (b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the trustee for the benefit of the Plan; and

            (c) Perform all services under Section 1 as transfer agent of the Fund and not as a record-keeper or trustee for the Plans.

      2.3 Transactions identified under Section 2 of this Agreement shall be deemed exception services ("Exception Services") when such transactions:

            (a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under Section 1 of this Agreement;

            (b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

            (c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan and pre-nightly transactions.

3.          Fees and Expenses

      3.1 Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule ("Schedule 3.1"). Such fees and out-of-pocket expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

      3.2   Out-of-Pocket Expenses. In addition to the fee paid under Section
            3.1 above, the Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, records storage, or advances incurred by the Transfer Agent for the items set out in Schedule 3.1 attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

      3.3 Postage. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

      3.4 Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses which are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

      3.5 Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid within sixty (60) days following the receipt of the respective billing notice, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Fund) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.          Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund that:

      4.1 It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

      4.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

      4.3 It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform this Agreement.

      4.4 It is a transfer agent fully registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      4.5 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      4.6 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.          Representations and Warranties of the Fund

The Fund represents and warrants to the Transfer Agent that:

      5.1 It is a corporation or business trust duly organized and existing and in good standing under the laws of its state of organization or incorporation.

      5.2 It is empowered under applicable laws and by its Articles of Incorporation or Declaration of Trust, as the case may be, and By-Laws to enter into and perform this Agreement.

      5.3 All corporate proceedings required by said Articles of Incorporation or Declaration of Trust, as the case may be, and By-Laws have been taken to authorize it to enter into and perform this Agreement.

      5.4 It is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

      5.5 A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

6.          Wire Transfer Operating Guidelines/Articles 4A of the Uniform
            Commercial Code

      6.1 Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

      6.2 Security Procedure. The Fund acknowledges that the Security Procedure it has designated on the Fund Selection Form was selected by the Fund from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

      6.3 Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

      6.4 Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's reasonable judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

      6.5 Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

      6.6 Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

      6.7 Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

      6.8 ACH Credit Entries/Provisional Payments. When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

      6.9 Confirmation. Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.

7.          Data Access and Proprietary Information

      7.1 The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

            (a) Use such programs and databases (i) solely on the Fund's computers, or (ii) solely from equipment at the location agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent's applicable user documentation;

            (b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund's computer(s)), the Proprietary Information;

            (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

            (d) Refrain from causing or allowing information transmitted from the Transfer Agent's computer to the Fund's terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

            (e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

            (f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

      7.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

      7.3 The Fund acknowledges that its obligation to protect the Transfer Agent's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

      7.4 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

      7.5 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to:
            (i) effect the transfer or movement of cash or Shares; or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

      7.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.          Indemnification

      8.1 The Transfer Agent shall not be responsible for, and the relevant Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability (collectively referred to as "Losses") arising out of or attributable to:

            (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

            (b) The Fund's lack of good faith, negligence or willful misconduct;

            (c) The reasonable reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons; unless such Losses are due to the negligence of the Transfer Agent arising out of its failure to perform in accordance with procedures established with the Fund;

            (d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

            (e) The negotiation and processing of any checks including without limitation for deposit into the Fund's demand deposit account maintained at the Bank, unless such Losses are due to the negligence of the Transfer Agent arising out of its failure to perform in accordance with procedures established with the Fund; or

            (f) Upon the Fund's request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

      8.2 The Fund shall not be responsible for, and the Transfer Agent shall indemnify and hold the Fund harmless from and against, any and all losses, costs, charges, counsel fees, payments, expenses and liability to the extent arising out of or attributable to any actions or failure of the Transfer Agent to act as a result of the Transfer Agent's lack of good faith, negligence or willful misconduct.

9.          Standard of Care

            The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section
            2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services.

10.         Confidentiality

      10.1 The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, Fund Shareholder information, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by
            Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement. The Transfer Agent shall use its best efforts to require such sub-contractors to agree that the Fund information be kept in strict confidence and used solely for purposes of performing its requisite services.

      10.2 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

11.         Covenants of the Fund and the Transfer Agent

      11.1  The Fund shall promptly furnish to the Transfer Agent the following:

            (a) A certified copy of the resolution of the Board of Directors or Trustees, as the case may be, of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

            (b) A copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto.

      11.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

      11.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the relevant Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

      11.4 The Transfer Agent will provide for back-up of its computer files and data with respect to the Fund. The Transfer Agent will maintain a comprehensive Disaster Recovery Plan and will provide the Fund with a summary of its Disaster Recovery Plan upon the reasonable request of the Fund.

12.         Termination of Agreement

      12.1 Term. The initial term of this Agreement (the "Initial Term") shall be two years from the date first stated above unless terminated pursuant to the provisions of this Section 13. Unless a terminating party gives written notice to the other party one hundred and twenty
            (120) days before the expiration of the Initial Term or any Renewal Term, this Agreement will renew automatically from year to year (each such year-to-year renewal term a

            "Renewal Term"). One hundred and twenty (120) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term.

      12.2 Early Termination. Notwithstanding anything contained in this Agreement to the contrary, should the Fund desire to move any of its services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date; however, there can be no guarantee or assurance that the Transfer Agent will be able to facilitate a conversion of services on such prior date. In the event that the Funds set forth on Schedules A-1 and A-2 terminate this Agreement, during the Initial Term for any reason, other than as prescribed under Section 12.7, including converting the services to a successor service provider, or if the Fund is liquidated or its assets merged or purchased or the like with or by another entity which does not utilize the services of the Transfer Agent, then each Fund shall pay the Transfer Agent its pro-rata portion of the Conversion Fee based on its relative net assets in accordance with the following:

            (i) Termination prior to the end of the first year of this Agreement, the Conversion Fee as set forth in Schedule 3.1.

            (ii) Termination prior to the end of the second year of this Agreement, half of the Conversion Fee as set forth in Schedule 3.1.

      12.3 Expiration of Term. During the Initial Term or Renewal Term, whichever currently is in effect, should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination. Section 12.3 shall not apply if the Transfer Agent is terminated pursuant to Sections 12.6 or Section 12.7.

      12.4 Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

      12.5 Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.4 of this Agreement.

      12.6 Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

      12.7 Cause. If either of the parties hereto becomes in default in the performance of its duties or obligations hereunder, and such default has a material effect on the other party, then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within sixty (60) days of receipt of such notice, or within such longer period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than thirty (30) days to the defaulting party.

13.         Assignment and Third Party Beneficiaries

      13.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party, which consent shall not be unreasonably withheld. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

      13.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

      13.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

14.         Subcontractors

      14.1 The Transfer Agent may, with consent on the part of the Fund, subcontract for the performance hereof with (i) any of its subsidiaries duly registered as a transfer agent or (ii) any of its affiliates duly registered as a transfer agent. The Transfer Agent shall be fully responsible to the Fund for the acts and omissions of its subsidiary or affiliate as it is for its own acts and omissions.

      14.2 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

15.         Miscellaneous

      15.1 Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

      15.2 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

      15.3 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes; provided that the parties shall take reasonable steps under the facts and circumstances then prevailing to mitigate damages arising out of such causes and events.

      15.4 Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

      15.5 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

      15.6 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

      15.7 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

      15.8 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

      15.9 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

      15.10 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      15.11 Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

      15.12 Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

                  (a) If to Boston Financial Data Services, Inc., to:

                           Boston Financial Data Services, Inc.
                           1250 Hancock Street, Suite 300N
                           Quincy, Massachusetts 02169

                           Attention: Legal Department
                           Telephone:  (617) 483-5844
                           Facsimile: (617) 483-5850

                  (b) If to the Fund, to:

                           Credit Suisse Asset Management. LLC
                           466 Lexington Avenue
                           New York, New York 10017

                           Attention:  Hal Liebes, General Counsel
                           Telephone:  (212) 875-3779
                           Facsimile:  (646) 658-0817

17.         Additional Funds

            In the event that the Fund establishes one or more series of Shares, in addition to those listed on the attached Schedules A-1 and A-2, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

18.         Limitations of Liability of Trustees and Shareholders

            As applicable, a copy of the Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

19.         Each Fund a Separate Party to Agreement

      19.1  Each undersigned Fund is a separate party under this Agreement.

      19.2 Each Fund that is a party hereto shall be regarded for all purposes as a separate party apart from any of the other funds which are parties. Each Fund (or a particular Portfolio) shall be responsible only for its own actions and no property of a Fund (or a particular Portfolio) shall be commingled with the property of any other Fund (or a particular Portfolio).

      19.3 The use of this single document to memorialize the separate Agreement of each of the undersigned Funds is understood to be for clerical convenience only and shall not constitute any basis for joining the Funds (or a particular Portfolio) in any respect.

      19.4 This Agreement is executed by the officers of each Fund in their capacity as such and not individually. Any responsibility or liability of a Fund (or a particular Portfolio) under any provision of this Agreement shall be satisfied solely from the assets of that Fund or of the particular portfolio, tangible or intangible, realized or unrealized, and in no event shall the Transfer Agent or any other person have any recourse against the shareholders, officers or, to the extent applicable, directors/trustees of the Fund under this Agreement or against any one Fund or Portfolio for the obligations of any Fund or Portfolio.

                     [THIS SPACE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                      EACH OF THE PARTIES, INDIVIDUALLY
                                      AND NOT JOINTLY, AS INDICATED ON
                                      THE SCHEDULE A-1


                                      BY: /s/ Hal Liebes
                                         --------------------------------------
                                             Hal Liebes, Secretary
ATTEST:


/s/ Gregory N. Bressler
----------------------------

                                      EACH OF THE PARTIES, INDIVIDUALLY
                                      AND NOT JOINTLY, AS INDICATED ON
                                      THE SCHEDULE A-2


                                      BY: /s/ Martin Jaffe
                                         --------------------------------------
                                             Martin Jaffe, Secretary

ATTEST:


/s/Gregory N. Bressler
----------------------------

                                      BOSTON FINANCIAL DATA SERVICES, INC.


                                      BY:/s/ Steven J. Towle
                                         --------------------------------------
                                             Steven J. Towle, President

ATTEST:

/s/ Patricia Lee
----------------------------

                                  SCHEDULE A-1

                              Dated: _____________

Credit Suisse Institutional Fund, Inc.
         Emerging Markets Portfolio
         International Equity Portfolio
         Warburg Pincus Post-Venture Capital Portfolio
         Small Company Growth Portfolio
         Value Portfolio
Credit Suisse Institutional International Growth Fund, Inc. Credit Suisse Institutional High Yield Fund, Inc.
Credit Suisse Institutional U.S. Core Equity Fund, Inc. Credit Suisse Institutional U.S. Core Fixed Income Fund, Inc. Warburg, Pincus Balanced Fund, Inc.
Warburg, Pincus Capital Appreciation Fund, Inc.
Warburg, Pincus Cash Reserve Fund, Inc.
Warburg, Pincus Emerging Growth Fund, Inc.
Warburg, Pincus Emerging Markets Fund, Inc.
Warburg, Pincus European Equity Fund, Inc.
Warburg, Pincus Fixed Income Fund, Inc.
Warburg, Pincus Focus Fund, Inc.
Warburg, Pincus Global Financial Services Fund, Inc.
Warburg, Pincus Global Fixed Income Fund, Inc.
Warburg, Pincus Global Health Sciences Fund, Inc.
Warburg, Pincus Global New Technologies Fund, Inc.
Warburg, Pincus Global Post-Venture Capital Fund, Inc. Warburg, Pincus Global Telecommunications Fund, Inc.
Warburg, Pincus Intermediate Maturity Government Fund, Inc. Warburg, Pincus International Equity Fund, Inc.
Warburg, Pincus International Small Company Fund, Inc. Warburg, Pincus Japan Growth Fund, Inc.
Warburg, Pincus Japan Small Company Fund, Inc.
Warburg, Pincus Long-Short Market Neutral Fund, Inc.
Warburg, Pincus Major Foreign Markets Fund, Inc.
Warburg, Pincus Municipal Bond Fund, Inc.
Warburg, Pincus New York Intermediate Municipal Fund, Inc. Warburg, Pincus New York Tax Exempt Fund, Inc.
Warburg, Pincus Small Company Growth Fund, Inc.
Warburg, Pincus Small Company Value II Fund, Inc.

                                  SCHEDULE A-1

                              Dated: _____________
                                   (continued)

Warburg, Pincus Trust
         Emerging Markets Portfolio
         Value Portfolio
         International Equity Portfolio
         Global Post-Venture Capital Portfolio
         Small Company Growth Portfolio
         Emerging Growth Portfolio
Warburg, Pincus Trust II
         Fixed Income Portfolio
Warburg, Pincus Value II Fund, Inc.
Warburg, Pincus WorldPerks Money Market Fund, Inc.
Warburg, Pincus WorldPerks Tax Free Money Market Fund, Inc.
Warburg, Pincus Aggressive Growth Fund, Inc.

EACH OF THE PARTIES, INDIVIDUALLY    BOSTON FINANCIAL DATA SERVICES,
INC.
AND NOT JOINTLY, AS INDICATED ON
THE SCHEDULE A-1


BY: /s/ Hal Liebes                          BY: /s/ Steven J. Towle
   -----------------------------------         ---------------------------------
        Hal Liebes, Secretary                       Steven J. Towle, President

                                  SCHEDULE A-2

Credit Suisse Warburg Pincus Capital Funds
         Credit Suisse Warburg Pincus Value Fund
         Credit Suisse Warburg Pincus Blue Chip Fund
         Credit Suisse Warburg Pincus Small Company Value Fund
         Credit Suisse Warburg Pincus Fixed Income II Fund
         Credit Suisse Warburg Pincus Municipal Trust Fund

Credit Suisse Warburg Pincus Opportunity Funds
         Credit Suisse Warburg Pincus International Equity II Fund Credit Suisse Warburg Pincus Developing Markets Fund
         Credit Suisse Warburg Pincus High Income Fund
         Credit Suisse Warburg Pincus U.S. Government Money Fund
         Credit Suisse Warburg Pincus Municipal Money Fund

Credit Suisse Warburg Pincus Select Funds
         Credit Suisse Warburg Pincus Strategic Growth Fund
         Credit Suisse Warburg Pincus Technology Fund

EACH OF THE PARTIES, INDIVIDUALLY    BOSTON FINANCIAL DATA SERVICES,
INC.
AND NOT JOINTLY, AS INDICATED ON
THE SCHEDULE A-2


BY: /s/ Martin Jaffe                         BY: /s/ Steven J. Towle
   -----------------------------------          --------------------------------
        Martin Jaffe, Secretary                      Steven J. Towle, President

                                  SCHEDULE 3.1
                                      FEES
              Effective: __________, 2001 through ___________, 2003

Annual Account Service Fees

Open Accounts (Complex Accounts)

                                                                          0 - 175K             176 - 225K       226K+
                                                                      ----------------        ------------    ---------
Daily           $12.00                                                 $11.40                     $10.80
Non-Daily       $ 9.50                                                 $ 8.90                     $ 8.30
Matrix Level 3 Accounts                                                $ 8.00                     $ 7.40        $  6.80

Closed Account Fee                                                     $   3.00

Activity Based Fees

New Account Set-up                                                     $   4.00/Each
Manual Transactions (1 - 275,000 Transactions)                         $   2.00/Each
Manual Transactions (275,001 - 325,000)                                $   1.75/Each
Manual Transactions (325,001 + Transactions)                           $   1.50/Each
Omnibus Transactions                                                   $   2.50/Each
Telephone Calls (Overflow)                                             $   3.00/Each
Correspondence                                                         $   4.00/Each

Optional Fees

Investor/Per Investor                                                  $ 1.80/Account/Year
12b-1 Fees                                                             $ 1.00/Account/Year
TPA Relationship/Per Relationship                                      $ 10,000.00/Year

IRA Custodial Fees

Annual Maintenance                                                     $ 12.50/Account
Maximum                                                                $ 25.00/SSN

Conversion
Conversion Fee (One Time)                                              $100,000.00*

      *Waived subject to the terms of Section 12.2 of the Agreement.

                                  SCHEDULE 3.1
                                      FEES
                                   (Continued)

Balance Earnings Credit

A balance earnings credit from the Fund's DDA balances will be used to partially offset transfer agent fees. The credit paid to the Transfer Agent from such balance earnings will be as set forth below:

         0 - 30 Cusips                                                 $375,000 per annum

         Each additional cusip over 30 cusips
                  Open Cusip                                           $10,000 per cusip, per annum**
                  Closed Cusip                                         $4,000 per cusip, per annum**

         **Waived for first 6 months following the establishment of cusip.

         Northwest WorldPerks reconciliation fee                       $75,000 per annum

The above may be adjusted on a periodic basis (i.e.: monthly, quarterly, and annual) by agreement of the parties.

Out-of-Pocket Expenses                      Billed as incurred

Out-of Pocket expenses include but are not limited to: confirmation statements, investor statements, audio response, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, transcripts, microfilm, microfiche, disaster recovery, software licensing, banking services, image print station, remote imaging, hardware at the Fund's facility, and expenses incurred at the specific direction of the Fund.

EACH OF THE PARTIES, INDIVIDUALLY    BOSTON FINANCIAL DATA SERVICES, INC.
AND NOT JOINTLY, AS INDICATED ON
THE SCHEDULE A-1


BY: /s/ Hal Liebes                          BY: /s/ Steven J. Towle
   ------------------------------------        -----------------------------
        Hal Liebes, Secretary                       Steven J. Towle, President

EACH OF THE PARTIES, INDIVIDUALLY
AND NOT JOINTLY, AS INDICATED ON
THE SCHEDULE A-2


BY: /s/ Martin Jaffe
   ---------------------------------
        Martin Jaffe, Secretary


                                       2